Ordinary Tender Offer Memorandum
               To purchase NIS 1 ordinary shares par value each of
                           Delta Galil Industries Ltd.
                            Which is being offered by
                           Delta Galil Industries Ltd.
                  (hereinafter: "the Company" or "the Offeror")

Pursuant to the Companies Law, 5759-1999 (hereinafter: "Companies Law"), the Securities Law, 5728-1968 and the Securities Regulation (Tender Offer), 5760-2000 (hereinafter: "the Tender Offer Regulations"), the Company hereby offers to all the holders of the Company's ordinary shares of NIS 1 par value each (except for the Company and Delta Socks Ltd., a private company wholly-owned by the Company) (hereinafter: "the Offerees"), to purchase from them, by way of an irrevocable, ordinary Tender Offer, shares held by them, all according to the terms contained in this Memorandum (hereinafter: "the Tender Offer"). As of date, the Offerees hold 18,822,616 shares (hereinafter: "the Shares" or "the Offerees' Shares").

On the date of this Memorandum, the Company's Shares are registered for trade on the Tel Aviv Stock Exchange Ltd., (hereinafter: "TASE"), and on the Nasdaq National Market (hereinafter: "Nasdaq") in the United States. The Company's Shares are traded on Nasdaq by way of American Depositary Shares (hereinafter:
"ADS"), with each ADS representing one ordinary share NIS 1 par value of the Company. Due to this fact, the Tender Offer is subject to Israeli and U.S. laws. Reference to the Company's Shares in this Memorandum will be to both the Shares and the ADS jointly, unless the Shares in question are expressly stated to be those traded on the TASE.

The Company will publish tomorrow, November 25, 2002, before the start of trading on Nasdaq a Tender Offer memorandum in the United States (hereinafter:
"the American Tender Offer Memorandum"). The terms of the American Tender Offer Memorandum mainly resemble those contained in the present Memorandum. Pursuant to the disclosure requirements in the United States, and for the publication of the American Tender Offer Memorandum in the United States, this Memorandum also contains details, which are not required under the Tender Offer Regulations.

Immediately prior to the publication of the Tender Offer, the Company holds, directly or indirectly, and through the aforementioned wholly owned subsidiary company, (see footnote 1 below) 957,933 Shares.

According to the Tender Offer, the Company offers to purchase from the Offerees up to 565,000 Shares (hereinafter: "the Maximum Number") which constitutes, on the date of this Memorandum, approximately 3.00% of the Company's issued and outstanding share capital and voting rights.(1)

According to the Tender Offer, the Company offers to purchase the Shares at a price of US$11 per Share, all in accordance with the provisions herein contained.

Mr. Dov Lautman, the chairman of the Company's board of directors and a controlling shareholder of the Company, who holds, directly or indirectly, 6,538,288 Shares, which

--------
(1) Excluding: (i) 378,500 Shares held by the Company; (ii) 100,447 Shares held by a trustee on behalf of the Company, pursuant to the Company's option plan; and (iii) 478,986 Shares held by Delta Socks Ltd., a wholly owned subsidiary of the Company.

constitute approximately 34.74% of the Company's issued and outstanding share capital and voting rights1, has notified the Company of his intention to accede to the Tender Offer in respect of 4,600,000 Shares. Sara Lee International Corporation, a controlling shareholder of the Company, which holds, directly or indirectly, 4,395,204 Shares, which constitute approximately 23.35% of the Company's issued and outstanding share capital and voting rights1, has notified the Company of its intention to accede to the Tender Offer in respect of 3,300,000 Shares. Wafra Acquisition Fund II L.P., which holds 1,154,525 Shares, which constitute approximately 6.13% of the Company's issued and outstanding share capital and voting rights1, has notified the Company of its intention to accede to the Tender Offer in respect of 750,000 Shares. Arnon Tiberg, the Company's Chief Executive Officer, who holds 509,052 Shares, which constitute approximately 2.70% of the Company's issued and outstanding share capital and voting rights, has notified the Company of his intention to accede to the Tender Offer in respect of 380,000 Shares. Mr. Amior Vinocourt, a director of the Company, who holds 65,602 Shares, which constitute approximately 0.35% of the Company's issued and outstanding share capital and voting rights1, has notified the Company of his intention to accede to the Tender Offer in respect of 50,000 Shares. The remaining directors of the Company, who hold Shares of the Company, have notified the Company that they do not intend acceding to this Tender Offer.

It should be emphasized that the Maximum Number of Shares that will be puchased pursuant to the Tender Offer is, as mentioned, 565,000. Pursuant to the notices of the above mentioned shareholders, it appears that the number of Shares in respect of which Acceptance Notices will be received in Israel and in the United States jointly, until the Last Acceptance Date will exceed the Maximum Number and, therefore, the Offeror will purchase all the Shares being purchased from all the Offerees who have acceded to the Tender Offer, according to the number of Shares that have been specified by each Offeree in the Acceptance Notice, multiplied by the ratio between the Maximum Number and the aggregate number of Shares in respect of which Acceptance Notices have been given by the Offerees.

Shares that will be purchased pursuant to this Tender Offer will become dormant shares, as defined in section 308 of the Companies Law, and, accordingly, will confer no voting rights or rights in the capital of the Company.

The last acceptance date for the Tender Offer is midnight, Israel time (17:00 New York time) on December 23, 2002 (hereinafter: "the Last Acceptance Date"). Acceptance Notices may be submitted to a TASE member with whom a securities deposit of any offeree is held or with the coordinator of the Tender Offer, Israel Brokerage and Investment I.B.I. Ltd., at its address at 9 Ahad Ha'am Street, Tel Aviv (Telephone: 03-5193414, Fax: 03-5175414), all in accordance with the provisions of section 12 of this Memorandum. Acceptance Notices under the American Tender Offer Memorandum will be given to Alpine Fiduciary Services Inc., who acts as the U.S. Receiving Agent, or to a broker or financial institution through whom the Offeree holds ADS, all in accordance with the provisions of section 13 of this Memorandum. Until the Last Acceptance Date, the Offeror is entitled to amend the Tender Offer in a manner which ameliorates the conditions thereof, and make any amendment, which would not affect the Offerees' considerations regarding the advisibility of the Tender Offer, until one business day prior to the Last Acceptance Date, all in the manner specified in Regulation 22 of the Tender Offer Regulations.

                                      Date of this Memorandum: 24 November, 2002

                                    Contents

1.    Introduction............................................................................................4
2.    Considerations of the Company's board of directors in approving the Tender Offer........................5
3.    Particulars concerning the shares for which a Tender Offer is being made................................6
4.    Particulars concerning the price........................................................................7
5.    Conditions on which the Offeror's commitment under the Tender Offer is conditional......................8
6.    Particulars of the Offeror..............................................................................8
7.    Notices by shareholders concerning acceptance/non-acceptance of the Tender Offer.......................10
8.    Details of agreements with the Offeror.................................................................10
9.    Particulars of the Offeror's commitment and its intentions.............................................11
10.   Securing the Offeror's commitment by the Tender Offer Co-ordinator.....................................11
11.   Particulars concerning acceptance......................................................................11
12.   Acceptance Notices of Holders of Shares traded on the TASE.............................................11
13.   Acceptance Notice under the American Tender Offer Memorandum...........................................16
14.   Retraction of the Tender Offer by the Offeror..........................................................17
15.   Deferral of the Last Acceptance Date...................................................................18
16.   Amendment to the Tender Offer..........................................................................18
17.   Prohibition Against Purchasing Shares..................................................................18
18.   Taxation...............................................................................................19
19.   Costs Involved in and the Financing of, the Tender Offer...............................................19
20.   Power of the Securities Authority......................................................................19
21.   Offeror's Representatives for the Purpose of Handling the Memorandum...................................20

Schedules A - E

Schedule A    -      Acceptance Notice of an Unregistered Shareholder
Schedule B    -      Acceptance Notice of TASE Member
Schedule C    -      Acceptance Notice of a Registered Shareholder
Schedule D    -      Deed of Transfer of Shares by a Registered Holder
Schedule E    -      Late Acceptance Notice by Unregistered Holder

1.     Introduction

       1.1 On November 24, 2002, the board of directors of Delta Galil Industries Ltd., (hereinafter: "the Company" or "the Offeror") resolved to offer the shareholders of the Company (except for the Company and Delta Socks Ltd., a wholly-owned subsidiary of the Company) (hereinafter: "the Offerees"), to purchase from them, by way of an irrevocable, ordinary Tender Offer, shares of the Company held by them, all in accordance with the terms and conditions contained in this Memorandum. On the date of this Memorandum, the Offerees hold 18,822,616 ordinary shares of NIS 1 par value each of the Company (hereinafter: "Shares" or "the Offerees' Shares").

       1.2 As of date, the Company's Shares are registered for trade on the Tel Aviv Stock Exchange Ltd., (hereinafter: "TASE"), and on the Nasdaq National Market (hereinafter: "Nasdaq") in the United States. The Company's shares are traded on Nasdaq by way of American Depositary Shares (hereinafter: "ADS"), with each ADS representing one ordinary share NIS 1 par value of the Company. Due to this fact, the Tender Offer is subject to Israeli and U.S. laws. Reference to the Company's shares in this Memorandum will be to both the Shares and the ADS jointly, unless the shares in question are expressly stated to be those traded on the TASE.

       1.3 The Company will publish tomorrow, November 25, 2002, a Tender Offer memorandum in the United States (hereinafter: "the American Tender Offer Memorandum"), see section 13 below, a copy of which (in English) may be found at the Company's offices, at the address set out in section 6.1 below, during regular working hours. The conditions of the American Tender Offer Memorandum mainly resemble those contained in this Memorandum. It should be mentioned that in light of the disclosure requirements in the United States, and the publication of the American Tender Offer Memorandum, this Memorandum also contains details which are not required under the Tender Offer Regulations.

       1.4 Immediately prior to the publication of the Tender Offer Memorandum, the Company directly holds 478,947 shares of the Company (including shares held by a trustee for the benefit of the Company under the Company's option plan) and, through the aforementioned wholly-owned subsidiary company, 478,986 additional Shares of the Company.

       1.5 According to the Tender Offer, the Company offers to purchase from the Offerees up to 565,000 shares (hereinafter: "the Maximum Number") which constitute, on the date of this Memorandum, approximately 3.00% of the Company's issued and outstanding share capital and voting rights.(2)

              In light of the fact that shareholders of the Company notified the Company of their acceptance of the Tender Offer, see section 7 below, it appears that the number of Shares in respect of which Acceptance Notices will be received in Israel and in the United States jointly, until the last acceptance date will exceed the Maximum Number and, therefore, the Offeror will purchase all the Shares being purchased from all the Offerees who have accepted the Tender Offer, according to the

--------
(2) Excluding: (i) 378,500 Shares held by the Company; (ii) 100,447 Shares held by a trustee on behalf of the Company, pursuant to the Company's option plan; and (iii) 478,986 Shares held by Delta Socks Ltd., a wholly owned subsidiary of the Company.

              number of Shares that have been specified by each Offeree in the Acceptance Notice, multiplied by the ratio between the Maximum Number and the aggregate number of shares in respect of which Acceptance Notices have been given by the Offerees. The Company will redeliver the Shares that will not be purchased in the Tender Offer to each Offeree in accordance with the procedure set out in sections 14.2.1 and 14.2.2 below, at the Company's expense.

              If, following the above calculation, any Offeree is entitled to a fractional number of Shares, the number of Shares that the Offeree will receive will be rounded (up or down) to the nearest whole number of Shares. In no event will the Company purchase fractional shares.

       1.6 Assuming that the Tender Offer will be executed, shareholders who will not have sold their shares pursuant to this Tender Offer will hold a larger portion of the Company's outstanding share capital, and accordingly, also of its future profits, assets or losses (if any) in accordance with the rights attached to the Shares as set out in the articles of association of the Company and subject to the Company's right to allot additional securities in the future. The shareholders may sell their shares in the future on the TASE or Nasdaq as the case may be, at a price that may be higher, lower than or identical to that at which the Shares are being purchased, pursuant to this Tender Offer.

       1.7 The purchase of the Shares under this Memorandum is being made in accordance with the Companies Law, 5759-1999 (hereinafter: "the Companies Law") and falls within the category of a "permitted distribution" within the meaning of section 302 of the Companies Law. In addition, according to section 308 of the Companies Law, shares that are traded on the TASE which are being purchased in this Tender Offer, including the shares represented by the ADS, that will be purchased in this Tender Offer, will become dormant shares and confer no rights in the capital or voting right of the Company, so long as they are owned by the Company. As of the date of this Memorandum, the Company does not intend selling the shares that are being purchased by it pursuant to this Tender Offer but this, of itself, does not restrict its right to sell the shares being purchased in the future.

2. Considerations of the Company's board of directors in approving the Tender Offer

       2.1 The Company's Board of Directors approved the Offer based on the following considerations:

                (a) By reducing the number of Shares outstanding, the Offer enables the Company to improve its earnings per share in future periods;

                (b) The Offer provides shareholders (particularly those who, because of the size of their stockholdings, might not be able to sell their Shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to their Shares, pursuant to the offer for cash, without potential disruption to the share price and the usual transaction costs associated with market sales; and

                (c) The Company conducted a share repurchase program from October 2001 through July 2002, which was approved by the Board in

                           September 2001, in which it purchased 378,500 Shares for an aggregate purchase price of approximately $3 million. The Offer enables the Company to repurchase its Shares more quickly than would be possible using open market purchases, which are subject to volume and other restrictions, and at a premium to the market price, which is not permissible in an open market share repurchase.

       2.2 The Board did take into account that the Offer will reduce our "public float," that is the number of Shares owned by outside shareholders and available for trading in the securities markets. This may result in lower stock prices or reduced liquidity in the trading market for our Shares in the future. However, the Board believes that there will still be a sufficient number of Shares outstanding and publicly traded following consummation of the Offer to ensure, based on the published guidelines of Nasdaq and the TASE, continued listing of the Company's securities. See
              Section 12.

       The board of directors' approval of the Tender Offer does not constitute any recommendation for the sale of the Shares by the Offerees within the scope of the present Tender Offer.

3.     Particulars concerning the shares for which a Tender Offer is being made

       3.1 The following is a list of the highest and lowest closing price of the Shares on the TASE and the Nasdaq in the 12 months between December 1, 2001 and November 24, 2002, in nominal values. Where the same price was fixed on the TASE or the Nasdaq during any number of trading days in a month during that period, the first date on which such price was fixed has been chosen:

-----------------------------------------------------------------------------------------------------------------
                                           TASE                                         Nasdaq
  Year       Month                   (in new shekels)                             (in U.S. dollars)
-----------------------------------------------------------------------------------------------------------------
                           High                    Low                    High                   Low
                          price     Date          price   Date           price   Date            price  Date
-----------------------------------------------------------------------------------------------------------------
2002      November         45.19   24.11.02       36.61  4.11.02          9.25  22.11.02         7.52  4.11.02
-----------------------------------------------------------------------------------------------------------------
          October          38.99   20.11.02       33.50  7.10.02          8.05  29.10.02         6.77  1.10.02
-----------------------------------------------------------------------------------------------------------------
          September        38.60   9.11.02        34.79  26.9.02          8.10  9.9.02           6.94  25.9.02
-----------------------------------------------------------------------------------------------------------------
          August(3)        40.10   28.11.02       36.88  11.8.02          8.51  21.8.02          7.62  5.8.02
-----------------------------------------------------------------------------------------------------------------
          July             39.59   31.7.02        37.53  3.7.02           8.13  26.7.02          7.40  3.7.02
-----------------------------------------------------------------------------------------------------------------
          June             38.55   30.6.02        32.22  23.6.02          7.65  28.6.02          6.64  20.6.02
-----------------------------------------------------------------------------------------------------------------
          May(4)           36.80   14.5.02        32.89  22.5.02          7.37  14.5.02          6.50  22.5.02
-----------------------------------------------------------------------------------------------------------------
          April            37.50   22.4.02        33.13  4.4.02           7.45  16.4.02          6.57  30.4.02
-----------------------------------------------------------------------------------------------------------------
          March(5)         39.95   3.2.02         35.10  31.3.02          8.03  6.3.02           7.56  28.3.02
-----------------------------------------------------------------------------------------------------------------
          February         42.19   4.2.02         38.65  10.2.02          8.69  14.2.02          7.84  21.2.02
-----------------------------------------------------------------------------------------------------------------
          January          49.35   6.1.02         40.21  27.1.02         10.36  2.1.02           8.32  24.1.02
-----------------------------------------------------------------------------------------------------------------
2001      December         45.44   30.12.01       36.64  19.12.01         9.35  31.12.01         8.10  21.12.01
-----------------------------------------------------------------------------------------------------------------

----------

(3) It should be mentioned that on September 5, 2002, the Company distributed dividend in the sum of NIS 5.5 million (approximately 28.31 agorot per share) (approximately $1.1 million, constituting approximately 6 cents per share). The ex date of the dividend is August 22, 2002.

(4) It should be mentioned that on June 11, 2002, the Company distributed dividend in the sum of NIS 4.85 million (approximately 24.89 agorot per share) (approximately $1 million, constituting approximately 5 cents per share). The ex date of the dividend is May 27, 2002.

(5) It should be mentioned that on March 31, 2002, the Company distributed dividend in the sum of NIS 5.5 million (approximately 28 agorot per share) (approximately $1.2 million, constituting approximately 6 cents per share). The ex date of the dividend is March 13, 2002.

       3.2 The following is a list of the highest and lowest closing price of the Shares on the TASE and Nasdaq, in nominal values, according to a quarterly distribution, as from the third quarter of 2000 until the fourth quarter of 2002 (until November 24, 2002), in nominal values.

-----------------------------------------------------------------------------------------------------------------
                                                TASE                                     Nasdaq
    Year         Quarter                  (in new shekels)                         (in U.S. dollars)
-----------------------------------------------------------------------------------------------------------------
                                      High price          Low price           High price            Low price
-----------------------------------------------------------------------------------------------------------------
 2000          Third                    98.20               82.14                24.25                20.13
-----------------------------------------------------------------------------------------------------------------
               Fourth                   85.50               48.05                22.00                11.75
-----------------------------------------------------------------------------------------------------------------
 2001          First                    59.18               51.12                14.63                12.06
-----------------------------------------------------------------------------------------------------------------
               Second                   55.76               34.63                13.82                 8.20
-----------------------------------------------------------------------------------------------------------------
               Third                    44.07               33.33                10.46                 7.58
-----------------------------------------------------------------------------------------------------------------
               Fourth                   45.44               34.40                10.10                 7.62
-----------------------------------------------------------------------------------------------------------------
 2002          First                    49.35               35.10                10.36                 7.56
-----------------------------------------------------------------------------------------------------------------
               Second                   38.55               32.22                 7.65                 6.50
-----------------------------------------------------------------------------------------------------------------
               Third                    40.10               34.79                 9.25                 6.94
-----------------------------------------------------------------------------------------------------------------
               Fourth                   45.19               33.50                 9.25                 6.77
-----------------------------------------------------------------------------------------------------------------

       3.3 The average share price on the TASE and on Nasdaq in the six months preceding the date of this Memorandum, was NIS 36.99 and US$ 7.72 per share, respectively.

       3.4 The share price on the TASE and on Nasdaq at the end of the trading day on November 24, 2002 and at the end of the trading day on November 22, 2002 was NIS 45.19 and US$9.25, respectively.

       3.5    Dividend, bonus shares, split, reverse split and rights issue

              The Company distributed during the 12 months preceding the date of the Memorandum, dividends aggregating approximately US$4.9 million (approximately 22.85 million new shekels, in nominal values). It should be noted that on November 12, 2002, the Company announced a distribution of dividend of approximately US$3.8 million (US$ 0.20 per share) which will be distributed on December 9, 2002 to all shareholders as of November 20, 2002. Save for such distribution, the Company has not distributed any bonus shares not carried out any capital split, reverse split or offer by way of rights to holders of the Company's securities in the 12 months preceding the date of the Memorandum.

4.     Particulars concerning the price

       4.1 The Offeror will pay in respect of each Share that will be purchased by it the sum of US$11 (hereinafter: "the Tender Offer Price"). The holder of a share traded on the TASE, whether registered or unregistered, may, at his choice, receive that payment in U.S. dollars or in New Israeli Shekels, according to the Tender Offer Price multiplied by the representative rate of exchange of the U.S. dollar compared with the New Israeli Shekel, as published by the Bank of Israel on the business day preceding the date of the transfer of the consideration in respect of the Shares being purchased by the Tender Offer Co-coordinator (as hereinafter defined) to the TASE members and the registered holders that have acceded to the Tender Offer.

       4.2 The Tender Offer Price is approximately 18.9% higher than the closing price of the Share on the Nasdaq as stated in section 3.4 above, and the Tender Offer Price, when translated into New Israeli Shekels according to the representative rate of exchange of the U.S. dollar as published by the Bank of Israel on November 22, 2002 is approximately 13.9% higher than the closing price of the share on the TASE, as stated in section 3.4 above.

       4.3 The Tender Offer Price is approximately 42% higher than the average share price of the Share on the Nasdaq as stated in section 3.3 above, and the Tender Offer Price, when translated into New Israeli Shekels according to the representative rate of exchange of the U.S. dollar as published by the Bank of Israel on November 22, 2002 is approximately 39% higher than the closing price of the share on the TASE, as stated in section 3.3 above.

       4.4 With respect to the date and manner of payment of the Price, see sections 12.1 and 12.2 below.

5. Conditions on which the Offeror's commitment under the Tender Offer is conditional

       5.1    The Tender Offer according to this Memorandum is irrevocable.

       5.2 The Offeror will be entitled to retract the Tender Offer under this Memorandum if circumstances have occurred that the Offeror did not know of or could not have known or did not foresee or could not have foreseen, and which would have made the conditions of this Tender Offer substantially different from those that a reasonable offeror would have offered had he known of such circumstances on the Memorandum date, as stated in Regulation 4(b)(3) of the Tender Offer Regulations, see also section 14 below.

6.     Particulars of the Offeror

       6.1 The Company is a public company, incorporated in Israel in 1975 under the Companies Ordinance [New Version], 5743-1983. The Company's securities are traded on the TASE and the Nasdaq, as stated in section 1.2 above.

              The Company's head office is situated at 2 Koyfman Street, Tel Aviv 68012.

              The Company and its consolidated companies is a global manufacturer and marketer of quality private label ladies' intimate apparel, men's underwear, socks, shirts, babywear, bras, leisurewear and nightwear, knitted fabrics, dyeing, trimmings and elastic ribbons. Delta Galil sells its products to leading retailers and to marketers of leading brand names. For further particulars concerning the Company's activity see the Company's annual report for 2001 (Form 20-F) and current reports of the Company.

       6.2    Interested parties in the Offeror

              The following table sets out, to the best of the Company's knowledge, as of the date of this Memorandum, the interested parties in the Company, including the Chief Executive Officer, the rate of their respective holdings in the issued share capital of the Company, and their voting rights therein, and also the percentage of the holdings of the Company's outstanding share capital and voting rights, on a fully diluted basis.

         ------------------------------------------------------------------------------------------------------------
                                                                                                        Percentage in
                                                                                    Percentage in        capital on a
                                                                Number of            capital and        fully diluted
                                                                  Shares            voting rights(1)      basis(2)
         ------------------------------------------------------------------------------------------------------------
         Dov Lautman(3)                                         6,538,288               34.74               31.18
         ------------------------------------------------------------------------------------------------------------
         Sara Lee International Corporation(4)                  4,395,204               23.35               20.96
         ------------------------------------------------------------------------------------------------------------
         Wafra Acquisition Fund 11, L.P.(5)                     1,154,525                6.13                5.51
         ------------------------------------------------------------------------------------------------------------
         Arnon Tiberg(6)                                          509,052                2.70                3.86
         ------------------------------------------------------------------------------------------------------------
         Amior Vinocourt(7)(8)                                     65,602                0.35                0.31
         ------------------------------------------------------------------------------------------------------------
         Dan Proper(7)                                             17,475                0.10                0.08
         ------------------------------------------------------------------------------------------------------------
         Aharon Dovrat(7)                                          10,050                0.05                0.05
         ------------------------------------------------------------------------------------------------------------
         Harvey Krueger(7)                                          5,000                0.03                0.02
         ------------------------------------------------------------------------------------------------------------

         --------------

         (1) Taking into account the 18,822,616 shares of the Company. Such number excludes: (i) 378,500 Shares held by the Company; (ii) 100,447 Shares held by a trustee on behalf of the Company, pursuant to the Company's option plan; and (iii) 478,986 Shares held by Delta Socks Ltd., a wholly owned subsidiary of the Company.

         (2) Assuming the exercise of 2,132,747 non-marketable options of the Company exercisable into 2,144,059 Shares, which, as of the date of this Memorandum, constitute all the securities exercisable or convertible into Shares of the Company.

         (3) Dov Lautman is the chairman of the Company's board of directors and the controlling shareholder of the Company due to a shareholder agreement dated December 31, 1998 between him and 2 companies under his control, see below, and Sara Lee International Corporation and a company under its control, which includes, among others, agreements regarding the appointment of directors and the Company's Chief Executive Officer. Such Agreement includes other agreements, see section 8.2 below. Dov Lautman and the companies under its control will be referred to herein as the "Lautman Group".

              The number of Shares held by Dov Lautman includes: (i) 767,363 Shares held directly by Dov Lautman; (ii) 4,341,944 Shares held by Nichsei Adinoam Ltd., a private company controlled by Dov Lautman; and (iii) 1,428,981 Shares held by N.D.R.L. Investments (1998) Ltd., a private company controlled by Dov Lautman.

         (4) A controlling shareholder of the Company due to a shareholders agreement dated December 31, 1998 between itself and a company held by it and the Lautman Group, which includes, among others agreements regarding the appointment of directors and the Company's Chief Executive Officer. Such Agreement includes other agreements, see section 8.2 below.

         (5) Wafra Acquisition Fund 11 L.P. (hereinafter: "Wafra") is a party to a shareholders agreement with the Lautman Group and Sara Lee International Corporation and a company held by it dated September 11, 2000 pursuant to which Wafra is entitled to appoint its representative, which would be approved by the Company, as on of the representative of the Lautman Group in the Company's board of directors, and an undertaking of both the Lautman Group and Sara Lee International Corporation to vote for such appointment.

         (6) Chief Executive Officer of the Company. 455,118 Shares are held by the Halakoh Hane'eman Hashishim Ve'hamisha Ltd., a company wholly owned by Mr. Tiberg. It should be noted that the Company granted its Chief executive Officer non-marketable options to acquire 300,000 Shares, as follows: (i) options to purchase 100,000 Shares having an exercise price of US$ 7.90 per share as translated into New Israeli Shekels on the exercise date. Mr. Tiberg's entitlement period to the options crystallizes as of the date of the allotment thereof on four equal dates, in equal tranches. Mr. Tiberg is not entitled to exercise the options during the two years following the date of the allotment thereof and may exercise them during the three years commencing after the expiration of the two years following the vesting of any entitlement period; (ii) options to purchase 100,000 Shares having an exercise price of US$21.07 per share, translated into New Israeli Shekels on the exercise date. Mr. Tiberg's entitlement period to the options crystallizes as of the date of the allotment thereof on four equal dates, in equal tranches. Mr. Tiberg is not entitled to exercise the options during the two years following the date of the allotment thereof and may exercise them during the three years commencing after the expiration of the two years following the vesting of any entitlement period; (iii) options to purchase the remaining 100,000 Shares have an exercise price of US$9 per share, translated into New Israeli Shekels on the exercise date. Mr. Tiberg's entitlement period to the options crystallizes as of one year after the date of the allotment thereof on four dates, in equal tranches. Mr. Tiberg is not entitled to realize the options during the two years following the date of the allotment thereof and may realize them during the three years commencing from the vesting date of the entire entitlement period;

         (7)  Director of the Company.

         (8) The Shares are held by Vinocourt Holdings Ltd., a company wholly owned by Amior Vinocourt.

7. Notices by shareholders concerning acceptance/non-acceptance of the Tender Offer

       The following shareholders notified the Company of their intention to accede/not to accede to the Tender Offer, as follows:

       7.1 Mr. Dov Lautman (see section 6.2 above) has given notice of his intention to accede to the Tender Offer in respect of 4,600,000 Shares.

       7.2 Sara Lee International Corporation (see section 6.2 above) has given notice of its intention to accede to the Tender Offer in respect of 3,300,000 Shares.

       7.3 Wafra Acquisition Fund 11 L.P. (see section 6.2 above) has given notice of its intention to accede to the Tender Offer in respect of 750,000 Shares.

       7.4 Mr. Arnon Tiberg, (see section 6.2 above) has given notice of his intention to accede to the Tender Offer in respect of 380,000 Shares.

       7.5 Mr. Amior, a director of the Company, has given notice of his intention to accede to the Tender Offer in respect of 50,000 Shares.

       7.6 The remaining directors of the Company who hold Shares, except for Mr. Amior Vinocourt, (as set out in section 7.5 above) have given notice that they do not intend to accede to the Tender Offer.

8.     Details of agreements with the Offeror

       The Offeror, including, to the best of its knowledge, its controlling holders or any corporation under their control, its directors and officers or any affiliate(6) thereof, has any agreement, arrangement or understanding with any other party pertaining to the securities of the Company, save for the following:

       8.1 Notices that were given by shareholders concerning their acceding to this Tender Offer as to which, see section 7 above.

       8.2 Under the shareholders agreement dated December 31, 1998, each of the Lautman Group (as defined in footnote no. 3 to the Table of Interested Parties appearing in section 6.2 above) and Sara Lee International Corporation and a corporation under its control (hereinafter: "Sara Lee") has a right of first refusal with respect to a sale of Shares held by the Lautman Group or Sara Lee, as the case may be. The Lautman Group and Sara Lee have given notice of the non-exercise of such right with respect to the sale of their Shares under this Tender Offer. (For further particulars concerning that agreement, see: footnote no. 3 to section 6.2 above).

----------
(6) "affiliate" for this purpose is any party that controls the Company, is controlled by it or is controlled with it.

       8.3 The Company has granted 2,132,747 non-marketable options of the Company exercisable into 2,144,059 Shares to employees and officers of the Company. The exercise prices of such options fluctuate between US$7.9 and US$21.07 for each option.

9.     Particulars of the Offeror's commitment and its intentions

       It is the intention of the Company to continue its current activity.

10.    Securing the Offeror's commitment by the Tender Offer Co-ordinator

       10.1 The Tender Offer Co-ordinator will secure the performance of the Offeror's commitment to pay the consideration specified in the Tender Offer according to this Memorandum.

       10.2 To secure payment of the consideration specified in the Tender Offer according to this Memorandum, the Offeror has supplied the Tender Offer Co-ordinator with collateral to its satisfaction, that secures the commitment to fully transfer the consideration required for the payment of the Tender Offer Price in respect of all the Shares.

11.    Particulars concerning acceptance

       11.1 The last acceptance date for the Tender Offer is midnight (Israel time) on December 23, 2002 (hereinafter: "the Last Acceptance Date").

       11.2 Acceptance notices may be submitted to the TASE member with whom a securities deposit is maintained of an Offeree or to the Tender Offer Co-ordinator, Israel Brokerage and Investment I.B.I. Ltd., (hereinafter: "the Tender Offer Co-coordinator"), whose address is 9 Ahad Ha'am Street, Tel Aviv (Telephone: 03-5193414, Fax:
              03-5175414), according to the provisions of section 12 below.

12.    Acceptance Notices of Holders of Shares traded on the TASE

       Acceptance of the Tender Offer by holders of the shares, will be as follows:

       12.1   Acceptance by an unregistered shareholder

              12.1.1 Each holder of a Share who holds the same through a member of the TASE (hereinbefore and hereinafter called:
                       "Unregistered Holder"), will, through the TASE member with whom his securities deposit is held (hereinafter:
                       "the TASE Member"), will notify acceptance of the Tender Offer by way of delivering an acceptance notice to the TASE Member, subject to section 12.1.3 below, duly signed by the Unregistered Holder or by his duly empowered attorney. Such acceptance notice will be in the form attached to this Memorandum as Schedule A (hereinafter:
                       "Unregistered Holder's Acceptance Notice").

                       The Unregistered Holder's acceptance notice will contain a declaration by the Unregistered Holder in the form set out in the acceptance notice, to the effect that the shares being transferred are free and clear of all encumbrances, charges, attachments, debts, liens or any third party right whatsoever on the date the acceptance notice is given, and will so remain thereafter until the transfer thereof to the Offeror. Such acceptance notice will further state that the purchase of the shares by the Offeror and the payment of the consideration thereof according to the Memorandum is based, as a fundamental representation, on the accuracy of the Unregistered Holder's declarations.

              12.1.2 Acceptance Notices may be submitted by an Unregistered Holder to the TASE Member with whom the Unregistered Holder's securities deposit maintained on Sundays through Thursdays between 09:00 a.m. to 3.00 p.m. (Israel time) commencing November 25, 2002 through December 22, 2002 (inclusive of those dates) and, on December 23, between 09:00 a.m. until midnight (Israel time) (hereinafter:
                       "the Acceptance Period"). The last date for submitting Acceptance Notices is midnight on December 23, 2002 (hereinafter: "the Last Acceptance Date").

              12.1.3   a. Notwithstanding that stated in section 12.1.1 above,
                          an Unregistered Holder wishing to submit acceptance notice on December 23, 2002 between 4 p.m. until midnight (Israel time) will send an Acceptance Notice to the Tender Offer Co-coordinator whose address is 9 Ahad Ha'am Street, Tel Aviv, in the form set out in Schedule E to this Memorandum (hereinafter: "Late Acceptance Notice").

                       b. It should be emphasized that the Late Acceptance
                          Notice will be deemed valid only on the sole condition that the Unregistered Holder completes the required forms and gives them to a TASE Member, as more particularly set out in section 12.1.1 above, by no later than 11:00 (Israel time) on December 24, 2002 (hereinafter: "the Operative Date") and subject to the TASE Member submitting the additional Notice to the Tender Offer Co-coordinator (as defined in section
                          12.1.4 hereof), by 12 noon on December 24, 2002.

                       c. An acceptance notice submitted by an Unregistered
                          Holder who has not acted according to sub-paragraph
                          (b) above, will be regarded as being void ab initio and the Tender Offer Co-coordinator will not act in accordance therewith. In the case of any inconsistency between the Late Acceptance Notice and the Additional Acceptance Notice in respect thereof that will be delivered by the TASE member, (as set out in Section
                          12.1.4 below), the Late Acceptance Notice will be void ab initio, and the Tender Offer Co-coordinator will not act in accordance therewith.

              12.1.4 The TASE member will convey to the Tender Offer Co-coordinator through the Tel Aviv Stock Exchange clearing house (hereinafter: "the TASE Clearing"), a single Acceptance Notice, in respect of all the acceptance notices that have been given to it by all its customers being Unregistered Holders of the Shares, in the form attached to this Memorandum as Schedule B, (hereinafter: "TASE Member's Acceptance Notice") by 17:00 hours (Israel time) on December 23, 2002, and send the Tender Offer Co-coordinator an off the stock exchange transaction Form in the usual manner. The Acceptance Notice that will be delivered by the TASE Member to the Tender Offer-Co-coordinator will contain a declaration by the TASE Member to the effect that the Shares mentioned in such acceptance notice are free and clear of all charges, attachments, debts, liens or third party rights whatsoever on the date of the signature of his Notice, and will remain so thereafter until the transfer thereof to the Offerors' deposit account.

                       The TASE Member will additionally deliver to the Tender Offer Co-coordinator, through the TASE Clearing, additional Acceptance Notices (hereinafter: "the Additional Acceptance Notices") in respect of each of the acceptance notices that will be received by it on December 24, 2002, until 11:00 a.m. The Additional Acceptance Notices will be delivered to the Tender Offer Co-coordinator not later than 12:00 noon (Israel time) on December 24, 2002. It is to be emphasized that the Tender Offer Co-coordinator will disregard any Additional Acceptance Notice if, to the best of his knowledge, a Late Acceptance Notice in respect thereof has not been submitted. The Tender Offer Co-ordinator's decision in this respect is final. The TASE Member will additionally send to the Tender Offer Co-coordinator an off the stock exchange transaction Form relating to the Shares being transferred according to the Additional Acceptance Notices in the usual form. The Acceptance Notices that will be delivered by the TASE Member to the Tender Offer Co-coordinator will contain a declaration by the TASE Member to the effect that the Shares mentioned in such acceptance notices are free and clear of all charges, attachments, debts, liens or third party rights whatsoever on the date of the signature of his Notice and, thereafter will remain so until the transfer thereof to the Offeror's deposit account.

              12.1.5 The Shares mentioned in a TASE Member's Acceptance Notice will be forwarded within two (2) business days following the Operative Date to the Tender Offer Co-ordinator's account in the TASE Clearing, against payment of the consideration thereof.

              12.1.6 The Tender Offer Co-coordinator will deliver to the Offeror by 14:00 (Israel time) on December 24, 2002, an aggregated acceptance notice in respect of all the acceptance notices that will have been received by it.

              12.1.7 Pursuant to Regulation 7(b) of the Tender Offer Regulations, an Unregistered Holder giving an Acceptance Notice to the TASE Member may retract the Acceptance Notice by the Last Acceptance Date (hereinafter:
                       "Retracted Acceptance"). Such Retracted Acceptance will be made by way of noting the words "the Acceptance Notice is cancelled" specifying the date and time, plus the Unregistered Holder's signature or that of his duly appointed attorney, at the TASE Member to whom the acceptance notice was given, endorsed on such acceptance notice that was given by the Unregistered Holder.

              12.1.8   a. Notwithstanding that stated in section 12.1.7 above an
                          Unregistered Holder wishing to retract the acceptance notice given by him on December 23, 2002, between 16:00 until midnight (Israel time), will send notice of Retracted Acceptance to the Tender Offer Co-coordinator whose address is 9, Achad Ha'am Street, Tel Aviv, specifying therein his name, telephone number, address, the intention to retract the acceptance and the number of shares in respect of which he wishes to retract the acceptance (hereinafter: "Late Retraction Notice").

                       b. It is to be emphasized that the Late Retraction Notice will be deemed to be valid on the sole condition that the Unregistered Holder acts pursuant to the provisions of section 12.1.7 above, not later than the Operative Date, and subject to the TASE Member submitting the additional Retraction Notice to the Tender Offer Co-coordinator (as hereinafter defined) by 12:00 noon on December 24, 2002.

                       c. A Late Retraction Notice submitted by an Unregistered Holder who has failed to act according to the provisions of sub-paragraph b. above, will be deemed to be void ab initio and the Tender Offer Co-coordinator will not act in accordance therewith. In the case of any inconsistency between the Late Retraction Notice and the additional Retraction Notice that will be delivered in respect thereof by the TASE Member (as hereinafter defined), the Late Retraction Notice will be void ab initio and the Tender Offer Co-coordinator will not act in accordance therewith.

                       In such event, the TASE Member will deliver to the Tender Offer Co-coordinator through the TASE Clearing, Retracted Acceptance Notices in respect of each of the Retraction Acceptance Notices that will have been received by it by 11:00 a.m. on December 24, 2002 (hereinafter: "the Additional Retraction Notices"). It should be emphasized that the Tender Offer Co-coordinator will disregard any Additional Retraction Notice in the event, to the best of his knowledge, a Late Retraction Notice has not been submitted in respect thereof. The Tender Offer Co-coordinator decision in this matter is final. The TASE Member will give the Tender Offer Co-coordinator the Additional Retraction Notices by 12:00 noon (Israel time) on December 24, 2002, and forward to the Tender Offer Co-coordinator an amended off the exchange transaction Form that will relate to the total number of Shares that will be forwarded to the Tender Offer Co-coordinator subtracting the Shares in respect of which the Additional Retraction Notices will have been given, in the usual form.

              12.1.9 The payment due to the Unregistered Holder from the Offeror for the Shares in respect of which such acceptance notice was given, will be made within two (2) business days following the Operative Date through the Tender Offer Co-coordinator by crediting the Unregistered Holder's account through the TASE Clearing and the TASE Members.

              12.1.10 The Tender Offer Co-coordinator will, within two (2) business days following the Operative Date, credit the Offeror with such Shares, through the TASE Clearing, in such deposit account as the Offeror will direct, with the Shares with respect to which Unregistered Holders' Acceptance Notices will have been given.

       12.2   Acceptance by Registered Holder

              12.2.1 Acceptance by a holder registered in the Shareholders Register maintained by the Company as owner of the Shares, except for a nominee company of a TASE Member (hereinafter: "Registered Holder") of the Tender Offer under this Memorandum, will be by way of delivery of a share certificate or certificates in respect of that Holder's shares, accompanied by his signed acceptance notice in the form attached to this Memorandum as Schedule C, (hereinafter: Registered Holder's Acceptance Notice") and a deed of share transfer in the form attached to this Memorandum as Schedule D, duly signed by him in the presence of a witness to the signature to the offices of the Tender Offer Co-coordinator, Israel Brokerage and Investment I.B.I. Ltd., at 9 Ahad Ha'am Street, Tel Aviv (telephone: 03-519 3414; fax: 03-517
                       5414). Delivery of the foregoing documents to the Tender Offer Co-coordinator will be made against an acknowledgement of receipt by the Tender Offer Co-coordinator.

                       The Registered Holder's acceptance notice will specify that the Shares are free and clear of all and any charges, attachments, debts, liens or third party rights whatsoever on the date the acceptance notice is given and also that such Shares will remain in such condition on the date of the transfer thereof into the Offeror's name. The Registered Holder's acceptance notice will further specify that he/it is aware that the accuracy of the foregoing declarations are a fundamental declaration on which the Offeror is relying in the purchase of the Shares and payment of the consideration thereof according to the Memorandum.

                       Acceptance Notices may be submitted by Registered Holder during the acceptance period, as mentioned in section
                       12.1.1 above, at the offices of the Tender Offer Co-coordinator mentioned above.

              12.2.2 The Tender Offer Co-coordinator will hold the documents mentioned in section 12.2.1 above as trustee until the payment date in respect of the Shares, which payment will be made within two (2) business days of the Operative Date.

              12.2.3 The Tender Offer Co-coordinator will deliver to the Offeror by 14:00 on December 24, 2002, an aggregated acceptance notice in respect of all Registered Holders' acceptance notices that have been received by it.

              12.2.4 According to Regulation 7(b) of the Tender Offer Regulations, a Registered Holder who has given an acceptance notice, may retract the acceptance notice up to the last date on which acceptance notices may be given as specified in section 11.1 above. A Registered Holder's retraction of an acceptance notice will be by way of noting the words: "Acceptance Notice cancelled," with the addition of the Registered Holder's signature, and specifying the date and time of the signature on such Acceptance Notice as given by the Registered Holder, and returning the acknowledgement of receipt mentioned in section 12.2.1 above to the Tender Offer Co-coordinator.

                       The Tender Offer Co-coordinator will contemporaneously re-deliver to the Registered Holder the share certificates and instruments of share transfer that were delivered to the Tender Offer Co-coordinator by the Registered Holder. The share transfer instruments will be redelivered to the Registered Holder stamped "Cancelled". It is clarified that the retraction of acceptance by a Registered Holder can only be carried out at the offices of the Tender Offer Co-coordinator at the address specified in section 11.2 above.

              12.2.5 The payment due to a Registered Holder from the Offeror for the Shares to which the documents mentioned in section 12.2.1 above relate, will be made within two (2) business days of the Operative Date, through the Tender Offer Co-coordinator by crediting his account specified in each Registered Holder's acceptance notice.

              12.2.6 The Tender Offer Co-coordinator will, within two (2) business days of the Operative Date, deliver the documents mentioned in section 12.2.1 above to the Offeror in order to enable the Offeror to be registered as shareholder of the Shares to which such documents relate, in the Register of Shareholders maintained by the Company.

       12.3 The holder of a share traded on the TASE, whether he/it be registered or unregistered, will not be entitled to retract the acceptance notice after the last date on which acceptance notices may be given as mentioned in section 11.1 above.

       12.4 The Company will have the full and final discretion regarding any question that may arise pertaining to acceptance of the Shares, including the number of Shares that will be received according to the acceptance notices, the validity of the acceptance notices, the date of the delivery thereof and the like. Neither the Company nor the Tender Offer Co-coordinator will be under any duty to give notice of any mistake in the completion of the necessary Forms, and the Company reserves the right to reject acceptance notices that will not have been delivered on the proper form and/or which have been incorrectly completed. The Company will not remit any payment for the Shares that will have been sold pursuant to the Tender Offer, if, in its opinion, making payment would be unlawful.

13.    Acceptance Notice under the American Tender Offer Memorandum

       13.1 The following is a brief description of the delivery procedures of acceptance notices of the American Tender Offer Memorandum. Additional details with respect to the acceptance procedures of the Tender Offer under the American Tender Offer Memorandum are set out in the American Tender Offer Memorandum and the Letter of Transmittal according to that Memorandum, which are the sole binding authorities for the acceptance procedures of the American Tender Offer Memorandum (hereinafter: "the American Tender Offer Rules").

       13.2 According to the American Tender Offer Rules, a letter of transmittal will be delivered by a Registered Holder of ADS to Alpine Fiduciary Services Inc., which acts as the US Receiving Agent for the Company's ADS (hereinafter: "US Receiving Agent") accompanied by the American Depository Receipt

              (hereinafter: "ADR"), a certificate authenticating the signature, all in accordance with the American Tender Offer Rules.

       13.3 An Unregistered Holder will deliver acceptance notice to a broker or financial institution through whom he/it holds the ADS and the latter will then forward the acceptance notice directly to the US Receiving Agent or through a book-entry transfer facility.

       13.4 The holder of an ADS will be entitled to send an acceptance notice without attaching the ADR through a guaranteed delivery procedure, this being, inter alia, on condition that he forwards the ADR to the US Receiving Agent before three (3) trading days on the Nasdaq have passed, all in accordance with the American Tender Offer Rules.

       13.5 Payment to the shareholders by the Offeror according to the American Tender Offer Rules will be made through the US Receiving Agent.

14.    Retraction of the Tender Offer by the Offeror

       14.1 Pursuant to Regulation 4(b)(3) of the Tender Offer Regulations, the Offeror will be entitled to retract the Tender Offer during the acceptance period, if circumstances have occurred that the Offeror did not know of or could not have known of or did not foresee or could not have foreseen, if, in such circumstances the conditions of this Tender Offer would have been substantially different from those that a reasonable offeror would have made had he known of such circumstances on the date of the Memorandum.

       14.2 Such retraction of the Tender Offer will be made by notice to be given by the Offeror to the Tender Offer Co-coordinator by the Last Acceptance Date (hereinafter: "Tender Offer Retraction Notice"). Such retraction by the Offeror of the Tender Offer will operate, according to Regulation 4(b)(3) of the Tender Offer Regulations, not later than two (2) business days following the delivery of the Tender Offer Retraction Notice mentioned, in the following manner:

              14.2.1   Holders of Shares traded on the TASE

                       To each of the TASE Members who gave acceptance notices to the Tender Offer Co-coordinator on behalf of Unregistered Holders as stated in section 12.1.4 above, the Offeror will, through the Tender Offer Co-coordinator, re-deliver all the acceptance notices so given and attach thereto a document signed by the Tender Offer Co-coordinator indicating that the acceptance notices have been cancelled.

                       To each of the Registered Holders who accepted the Tender Offer as mentioned in section 12.2 above, the Offeror will, through the Tender Offer Co-coordinator, redeliver the acceptance notice/s together with the share certificate/s and transfer instruments given as stated above, and attach thereto a document signed by the Tender Offer Co-coordinator indicating that the acceptance notice/s and such transfer instrument/s have been cancelled.

              14.2.2   ADS Holders

                       The US Receiving Agent will redeliver the ADS to the owners thereof, as customary in the United States.

              14.2.3 The Company will immediately notify the Israeli Securities Authority, the Registrar of Companies and the TASE of the retraction of the Tender Offer mentioned above, particularizing the special circumstances in respect of which it retracted the Tender Offer, and publish within one (1) business day of such notification an announcement to that effect in at least two widely circulating daily newspapers published in Israel in Hebrew. The Company will also publish a press release in the United States and file notice with the U.S. Depositary and the Securities Authority in the United States.

15.    Deferral of the Last Acceptance Date

       According to Regulation 6(b) of the Tender Offer Regulations, the Offeror may, during the acceptance period, postpone the Last Acceptance Date, provided the Last Acceptance Date is postponed to a trading day no later than sixty (60) days after the date of the Memorandum. In such case, the Offeror will give notice to that effect to the Israeli Securities Authority, the Registrar of Companies and the TASE and publish within one
       (1) business day of such notification, an announcement to that effect in at least two widely circulating daily newspapers published in Israel in Hebrew. The Company will also publish a press release in the United States and file notice with the U.S. Depositary and the Securities Authority in the United States.

16.    Amendment to the Tender Offer

       16.1   a.     According to Regulation 22(a) of the Tender Offer
                     Regulations, the Offeror may, up till the Last Acceptance
                     Date, amend the Tender Offer in a manner, which ameliorates the terms thereof.

              b. The Offeror will, if it requests to amend the Tender Offer, amend the Memorandum accordingly, and file a copy of the amendment with the Israeli Securities Authority, the Registrar and the TASE and also publish the amendment within one (1) business day of the filing of such amendment, in at least two widely circulating daily newspapers published in Israel in Hebrew. The Company will also publish a press release in the United States and file notice with the Securities Authority in the United States.

              c. Notwithstanding that stated in section 11.1 above, the Last Acceptance Date will be postponed, upon the Offeror amending the Tender Offer during the three (3) business days preceding the Last Acceptance Date, so that the new Last Acceptance Date will be not earlier than three (3) business days nor later than five (5) business days after the date of the amendment. Notice of the postponement of the Last Acceptance Date will be included in the notice of amendment.

       16.2   a.     According to Regulation 22(c) of the Tender Offer
                     Regulations, the Offeror may, until one (1) business day prior to the Last Acceptance Date, make any amendment to the Memorandum which does not affect the Offerees' considerations regarding the viability of the Tender Offer and give notice to that effect as stated in section
                     16.1(b).

              b. Notwithstanding the foregoing, the Offeror will not be entitled to amend the Memorandum if the Tender Offer Co-coordinator fails to confirm that its commitment continues similarly to be valid on the amended conditions or if the Offeror fails to obtain such a commitment from another TASE Member.

17.    Prohibition against Purchasing Shares

       17.1 During the acceptance period, the Company, a corporation under its control, or its controlling shareholder, will not sell, undertake to sell, purchase or undertake to purchase Shares on the stock exchange or outside the stock exchange, other than in accordance with the Tender Offer, except for an exercise of securities convertible into shares which have been purchased prior to the date of the publication of the Memorandum.

       17.2 According to the law of the United States the Company and its affiliate(7) are prohibited from purchasing Shares during the ten
              (10) business days following the Last Acceptance Date.

18.    Taxation

       It is recommended that Offerees take specific advice with respect to the tax aspects relating to the Tender Offer, in accordance with their specific data and circumstances. It should be mentioned that the Company would bear all the obligatory tax, if at all, ensuing from the transfer of the Shares from the Offeree to the Company.

19.    Costs Involved in and the Financing of the Tender Offer.

       Assuming that the Company purchases the Maximum Number according to the Tender Offer at the Price of US$11 as mentioned, the Company estimates that the amount of the costs (including payment of the costs involved in the Tender Offer, including coordination, legal and printing and distribution costs of approximately US$ 60,000), will be approximately US$ 6.3 million.

       It is the Company's intention to finance the consideration that will be paid to the Offerees under this Tender Offer, including the costs involved as mentioned in this Tender Offer, out of cash that it holds.

20.    Power of the Israeli Securities Authority

       20.1 If the Authority considers this Memorandum does not contain all the particulars that, in its opinion, are important for a reasonable offeree or that the provisions of the Tender Offer Regulations have not been fulfilled, it may instruct during the acceptance period, to postpone the Last Acceptance Date, and further direct, after providing the Offeror with an opportunity to present its arguments, publish within one (1) business day - unless it has allocated another date - an amendment to the Memorandum or an amended memorandum in such form and manner as it will direct. An amended memorandum will be considered as the Memorandum.

----------
(7) See footnote 6 above.

       20.2 The Authority may instruct the deferral of the Last Acceptance Date if it considers it best to do so in order to protect the interest of the Offerees, and, in such a case, the provisions contained in section 16.1 above will apply.

       20.3 If the Authority has directed a postponement of the Last Acceptance Date, the Tender Offer Co-ordinator's commitment will be regarded as applying to the amended memorandum unless it has given immediate notice to the contrary to the Offeror. If the Offeror has received such notice, it will immediately give notice to that effect to the Israeli Securities Authority, the Registrar of Companies and the TASE, and similarly publish this after one
              (1) business day or the dispatch of such notice, in two widely circulating daily newspapers published in Israel in Hebrew. The Company will also publish a press release in the United States and file notice with the Securities Authority in the United States.

       20.4 In this section, the Authority includes any employee empowered on its behalf.

21.    Offeror's Representatives for the Purpose of Handling this Memorandum

       The Offeror's representative for the purpose of handling this Tender Offer under this Memorandum is Advocate Adva Bitan of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co. Law Office, of 1, Azrieli Center, Tel Aviv 67021 (telephone 03-6074444; fax: 03-6074422).



Delta Galil Industries Ltd.                                    24 November, 2002
---------------------------                                    -----------------
     The Offeror                                                   Date

Through Aviram Lahav, Chief Financial Officer.